Exhibit 99.1

Item 6. Selected Financial Data

The following table sets forth selected financial data with respect to Encore Medical Corporation (“Encore”, the “Company”, “we”, or “us”) as of and for the periods indicated and has been derived from our audited historical consolidated financial statements. The selected financial data should be read in conjunction with the financial statements and related notes.

	Year Ended December 31,
	2004	2003	2002	2001		2000
(in thousands, except per share data)
Statement of Operations Data:
Net sales	$148,081	$93,029	$78,034	$33,732		$30,028
Gross margin	82,139	48,766	40,648	21,814		15,045
Net income (loss) from continuing operations	5,128	(1,769)	655	318	[1]	(3,263)
Net income (loss)	5,527	(2,517)	6	548		(3,263)
Beneficial conversion feature related to Series A Preferred Stock	—	—	—	(3,706)		—
Net income (loss) attributable to common stock	$5,527	$(2,517)	$6	$(3,158)		$(3,263)
Basic earnings (loss) per share	$0.12	$(0.12)	$0.00	$(0.34)		$(0.36)
Diluted earnings (loss) per share	$0.12	$(0.12)	$0.00	$(0.34)		$(0.36)
Weighted average number of common shares outstanding:
Basic	44,936	20,848	10,429	9,355		8,990
Diluted	46,281	20,848	26,477	9,355		8,990
Balance Sheet Data
Working capital	$92,866	$81,730	$27,592	$16,338		$20,850
Total assets	552,139	136,380	93,755	51,662		38,494
Current portion of long-term debt	8,346	1,088	2,692	8,407		3,232
Long-term debt, net of current portion	307,207	5,383	34,129	1,937		13,750
Stockholders’ equity	160,317	113,109	41,029	32,177		17,820

1 This amount includes other charges of which $917,000 related to compensation expense associated with our stock exchange program, which is comprised of $37,000 included in cost of goods sold; $186,000 included as research and development expense; and $694,000 included as selling general and administrative expense.

The 2002 data includes $46.1 million in sales related to the Orthopedic Rehabilitation Division as a result of our acquisition of Chattanooga Group, Inc on February 8, 2002. The 2004 data includes $41.4 million in sales related to the Orthopedic Rehabilitation Division as a result of our acquisition of Empi, Inc. on October 4, 2004. See Notes 1, 13, and 14 of the consolidated financial statements for additional information related to these acquisitions.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Encore Medical Corporation:

We have audited the accompanying balance sheets of Encore Medical Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Encore Medical Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Encore Medical Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Austin, Texas
March 14, 2005, except as to notes 1, 19, and 23, which are as of December 14, 2005

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
As of December 31, 2004 and December 31, 2003
(in thousands, except share and per share data)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$19,889	$10,074
Investments	—	35,013
Accounts receivable, net	56,852	11,398
Inventories, net	45,621	25,578
Deferred tax asset	8,464	2,059
Prepaid expenses and other current assets	2,589	1,480
Assets of discontinued operations	7,367	8,279

Total current assets	140,782	93,881
Property and equipment, net	26,440	10,598
Goodwill	286,231	18,146
Intangible assets, net	86,489	12,731
Other assets	12,197	1,024

Total assets	$552,139	$136,380

Liabilities, Stockholders’ Equity and Minority Interest
Current liabilities:
Current portion of long-term debt	$8,346	$1,088
Accounts payable	10,278	3,558
Accrued expenses	28,729	6,497
Liabilities of discontinued operations	563	1,008

Total current liabilities	47,916	12,151
Long-term debt, net of current portion	307,207	5,383
Deferred tax liability	35,011	5,181
Other non-current liabilities	867	556

Total liabilities	391,001	23,271
Minority interests	821	—
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 52,204,000 and 43,271,000 shares issued, respectively	52	43
Additional paid-in capital	154,894	117,764
Notes received for sale of common stock	(948)	(1,100)
Retained earnings (accumulated deficit)	3,576	(1,951)
Accumulated other comprehensive income	4,390	—
Less cost of repurchased stock, warrants and rights (512,000 shares)	(1,647)	(1,647)

Total stockholders’ equity	160,317	113,109

Total liabilities, minority interests and stockholders’ equity	$552,139	$136,380

See accompanying notes to consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Net sales	$148,081	$93,029	$78,034
Cost of sales	65,942	44,263	37,386

Gross margin	82,139	48,766	40,648
Operating expenses:
Selling, general and administrative	60,296	33,902	29,632
Research and development	7,276	4,920	3,391

Income from continuing operations	14,567	9,944	7,625
Other income (expense):
Interest income	429	142	134
Interest expense	(7,068)	(5,287)	(7,080)
Loss on early extinguishment of debt	—	(7,674)	—
Other income, net	574	598	685

Income (loss) from continuing operations before income taxes and minority interests	8,502	(2,277)	1,364
Provision (benefit) for income taxes	3,279	(508)	709
Minority interests	95	—	—

Net income (loss) from continuing operations	5,128	(1,769)	655
Discontinued operations:
Income (loss) from discontinued operations (net of income tax expense (benefit) of $250, $(458), and $(397), respectively)	399	(748)	(649)

Net income (loss)	$5,527	$(2,517)	$6

Earnings (loss) per share – basic:
Net income (loss) from continuing operations	$0.11	$(0.08)	$0.06
Net income (loss) from discontinued operations	0.01	(0.04)	(0.06)

Net income (loss)	$0.12	$(0.12)	$0.00

Earnings (loss) per share – diluted:
Net income (loss) from continuing operations	$0.11	$(0.08)	$0.02
Net income (loss) from discontinued operations	0.01	(0.04)	(0.02)

Net income (loss)	$0.12	$(0.12)	$0.00

Weighted average number of common shares outstanding:
Basic	44,936	20,848	10,429
Diluted	46,281	20,848	26,477

See accompanying notes to consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
(in thousands)

									Accum.
						Notes			Other	Repurchased
						Receivable		Retained	Compre-	Stock, Warrants		Total
	Preferred Stock		Common Stock		Additional	for Sale of		Earnings	hensive	and Rights		Stock-
					Paid-In	Common	Deferred	(Accum.				holders’
	Shares Amount		Shares Amount		Capital	Stock	Compensation	Deficit)	Income	Shares	Amount	Equity
Balances at December 31, 2001	132	$12,840	11,441	$11	$22,052	$(1,187)	$(56)	$560	$-	$(635)	$(2,043)	$32,177
Net income	—	—	—	—	—	—	—	6	—	—	—	6
Issuance of common stock	—	—	168	1	185	—	—	—	—	—	—	186
Equity awards	—	—	—	—	223	—	—	—	—	—	—	223
Amortization of deferred compensation	—	—	—	—	—	—	42	—	—	—	—	42
Purchase of treasury stock	—	—	—	—	—	23	—	—	—	(22)	(23)	—
Tax benefit associated with stock options	—	—	—	—	24	—	—	—	—	—	—	24
Issuance of treasury stock for services provided in connection with the Chattanooga Group, Inc. acquisition	—	—	—	—	32	—	—	—	—	148	435	467
Issuance of stock purchase warrants	—	—	—	—	7,904	—	—	—	—	—	—	7,904

Balances at December 31, 2002	132	12,840	11,609	12	30,420	(1,164)	(14)	566	-	(509)	(1,631)	41,029
Net loss	-	-	-	-	-	-	-	(2,517)	-	-	-	(2,517)
Issuance of common stock, net of offering costs of $6.6 million, and exercise of options	—	—	16,778	17	74,205	—	—	—	—	—	—	74,222
Equity awards	—	—	—	—	141	—	—	—	—	—	—	141
Amortization of deferred compensation	—	—	—	—	—	—	14	—	—	—	—	14
Conversion of preferred stock to common stock	(132)	(12,840)	13,235	13	12,827	—	—	—	—	—	—	—
Exercise of common stock warrants	—	—	1,649	1	15	—	—	—	—	(3)	(16)	—
Tax benefit associated with stock options	—	—	—	—	156	—	—	—	—	—	—	156
Note payments	—	—	—	—	—	64	—	—	—	—	—	64

Balances at December 31, 2003	-	-	43,271	43	117,764	(1,100)	-	(1,951)	-	(512)	(1,647)	113,109
Net income	—	—	—	—	—	—	—	5,527	—	—	—	5,527
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	4,560	—	—	4,560
Change in hedging gains and losses, net of tax	—	—	—	—	—	—	—	—	(170)	—	—	(170)

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	9,917
Issuance of common stock in connection with the Empi acquisition	—	—	8,000	8	35,080	—	—	—	—	—	—	35,088
Equity awards	—	—	—	—	378	—	—	—	—	—	—	378
Exercise of common stock warrants	—	—	550	1	5	—	—	—	—	—	—	6
Refund of short swing profits	—	—	—	—	288	—	—	—	—	—	—	288
Exercise of common stock options	—	—	383	—	1,002	—	—	—	—	—	—	1,002
Tax benefit associated with stock options	—	—	—	—	377	—	—	—	—	—	—	377
Note payments	—	—	—	—	—	152	—	—	—	—	—	152

Balances at December 31, 2004	-	$-	52,204	$52	$154,894	$(948)	$-	$3,576	$4,390	(512)	$(1,647)	$160,317

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flow
(in thousands)

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$5,527	$(2,517)	$6
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,404	2,656	2,842
Amortization of intangibles	1,623	812	877
Amortization of debt issuance costs and loss on early extinguishment of debt	708	7,547	2,467
Non-cash interest expense	24	474	606
Stock-based compensation	135	155	265
Tax benefit associated with stock options	377	156	24
Deferred income taxes	(1,568)	242	(577)
Loss on disposal of assets	368	10	38
Provision for bad debt expense and sales returns	2,401	228	83
Inventory reserves	4,591	2,374	1,240
Minority interest	95	—	—
Net effect of discontinued operations	538	1,793	1,449
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(8,984)	178	1,629
Inventories	(9,306)	(4,636)	295
Prepaid expenses, other assets and liabilities	105	(92)	135
Accounts payable and accrued expenses	(744)	1,549	(1,775)

Net cash provided by operating activities	294	10,929	9,604
INVESTING ACTIVITIES:
Acquisition of businesses	(316,837)	—	(35,749)
Acquisition of intangibles	(826)	—	—
Purchases of property and equipment	(5,752)	(2,827)	(1,238)
Proceeds from sale of assets	177	17	2
Purchase of held-to-maturity investments	—	(35,013)	—
Maturity of held-to-maturity investments	35,013	—	—
Net effect of discontinued operations	(66)	—	(243)

Net cash used in investing activities	(288,291)	(37,823)	(37,228)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,008	74,222	186
Proceeds from notes received for sale of common stock	152	64	—
Proceeds from short-swing profit	288	—	—
Proceeds from long-term obligations	313,892	5,000	40,529
Payments on long-term obligations	(6,109)	(41,657)	(14,297)
Payment of debt issuance costs	(11,783)	—	(2,374)
Net effect of discontinued operations	—	(914)	(1,568)

Net cash provided by financing activities	297,448	36,715	22,476
Effect of exchange rate on cash and cash equivalents	364	—	—

Net increase (decrease) in cash and cash equivalents	9,815	9,821	(5,148)
Cash and cash equivalents at beginning of year	10,074	253	5,401

Cash and cash equivalents at end of year	$19,889	$10,074	$253

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,849	$3,907	$3,927
Cash paid for income taxes	3,871	31	1,555
Non-cash investing and financing activities:
Issuance of common stock in connection with acquisition of businesses	$35,088	$—	$—
Purchase of technology through the issuance of notes payable	250	—	—
Capital lease obligations related to equipment leases	—	270	—
Issuance of stock purchase warrants	—	—	7,904
Issuance of treasury stock for services provided	—	—	467
Notes redeemed for repurchase of common stock	—	—	(23)

See accompanying notes to consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation and Description of Business
The accompanying consolidated financial statements include the accounts of Encore Medical Corporation, a Delaware corporation, and its wholly owned subsidiaries and those entities in which we hold a controlling interest (individually and collectively referred to as “us,” “we,” “our company” or “Encore”). We are a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Our products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy.

We currently market and distribute our products through two operating divisions, our Surgical Implant Division and our Orthopedic Rehabilitation Division. Our Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Our Orthopedic Rehabilitation Division offers non-invasive medical products that are used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone, and to protect against further injury; electrotherapy devices and accessories used to treat pain and restore muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

Our products are subject to regulation by the Food and Drug Administration (“FDA”) with respect to their sale in the United States, and we must, in many cases, obtain FDA authorization to market our products before they can be sold in the United States. Additionally, we are subject to similar regulations in many of the foreign countries in which we sell products.

Principles of Consolidation
The consolidated financial statements include our accounts, those of our wholly owned subsidiaries, and those subsidiaries in which we own a controlling interest. Minority interests reflect the 50% separate ownership of Medireha GmbH. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash consists of deposits with financial institutions. We consider all highly liquid investments with original maturities of less than three months to be cash equivalents. While our cash and cash equivalents are on deposit with high-quality institutions, such deposits exceed FDIC insured limits.

Investments
Investments consist of government securities with readily determinable fair values and original maturities in excess of three months. We account for our investment instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The short-term investments are treated as held to maturity under SFAS No. 115 and are carried at amortized cost, which approximates fair value, due to the short period of time to maturity.

Allowance for Doubtful Accounts
We must make estimates of the uncollectibility of accounts receivable. In doing so, management analyzes accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Sales Returns, Rebates and Allowances
We must make estimates of the amount of sales returns, rebates and allowances that will eventually be granted. In doing so, management analyzes sales programs that are in effect, contractual arrangements, market acceptance and historical trends when evaluating the adequacy of sales returns, rebates and allowances accounts.

Inventories
Inventory is valued at the lower of cost or market, with cost being average cost. We establish reserves for such issues as slow moving and excess inventory, product obsolescence and valuation impairment. For all divisions, we utilize a specific identification methodology. In addition, sales performance is reviewed on at least a quarterly basis to determine the amounts that should be adjusted to the existing reserve. The reserved inventory items are primarily being disposed of by scrapping or donating to charitable organizations.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets that range from three to thirty-nine years. Leasehold improvements and assets subject to capital leases are amortized using the straight-line method over the terms of the leases or lives of the assets, if shorter. We capitalize surgical implant instruments that we provide to surgeons, free of charge, for use while implanting our products and the related depreciation expense is recorded as a component of selling, general and administrative expense. Maintenance and repairs are expensed as incurred.

Capitalized Software
Software is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life ranging from 3 to 5 years. During the software application development stage, capitalized costs include external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software project. Software assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable over the remaining lives of the assets. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training and data conversion costs are expensed in the period in which they are incurred.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. Intangible assets consist of agency rights, transferable licenses, distribution networks, intellectual property, non-compete agreements and customer lists and are carried at cost less accumulated amortization. Amortization of intangibles is computed using the straight-line method over periods ranging from one to thirty-eight years. On an annual basis, and between annual tests in certain circumstances, we review our goodwill and intangible assets to determine if there has been any change in the useful lives of goodwill or intangible assets, or whether there has been impairment of these assets.

Shipping and Handling Costs
The portion of shipping and handling costs, which are not reimbursed by customers, is included in selling, general and administrative expense. For the year ended December 31, 2004, 2003 and 2002, $500,000, $450,000 and $400,000 of shipping and handling costs were included in selling, general and administrative expenses. All remaining shipping and handling expenses, which are reimbursed by customers, are included as part of net sales and cost of sales.

Revenue Recognition
We sell our Surgical Implant Division products through a network of independent sales representatives in the United States, as well as distributors outside the United States. We record revenues from sales made by sales representatives, who are paid commissions upon the ultimate sale of the products, at the time the product is used in a surgical procedure (implanted in a patient) and a purchase order is received from the hospital. We record revenues from sales to customers outside the United States at the time the product is shipped to the distributor. Our international distributors, who sell the products to their customers, take title to the products, have no rights of return except in certain limited instances following a change of control of Encore, and assume the risk for credit and obsolescence. Distributors are obligated to pay us within specified terms, regardless of when they sell the products. In addition, there is no price protection available to distributors.

We sell our Orthopedic Rehabilitation Division products through a variety of distribution channels. We sell our clinical rehabilitation products to dealers. We record sales at the time the product is shipped to the dealer. Dealers take title to the products, assume credit and product obsolescence risks, must pay within specified periods regardless of when they sell or use the products and have no price protection. For our home therapy products, we recognize wholesale revenue when we ship our products to our wholesale customers. We recognize retail revenue, both rental and purchase, when our product has been dispensed to the patient and the patient’s insurance has been verified. For retail products that are sold from our inventories consigned at clinic locations, we recognize revenue when we receive notice that the device has been prescribed and dispensed to the patient and the insurance has been verified or preauthorization from the insurance company has been obtained, when required.

We must make estimates of potential future product returns, rebates and other allowances related to current period product revenue. To do so, our management analyzes historical returns, current economic trends, and changes in customer demand and contractual terms when evaluating the adequacy of the sales returns and other allowances. Significant management judgment must be used and estimates must be made in connection with establishing the sales returns, rebates and other allowances in any accounting period. Provisions for product returns, rebates and other allowances are recorded as a reduction to revenue.

Warranty Costs
We provide expressed warranties on certain products, principally within our Orthopedic Rehabilitation Division. The warranty periods typically range from one to two years, and provide for customer return rights relative to defective product. At each reporting period, we estimate our warranty obligations based upon historical experience and known product issues, if any.

Activity in the warranty reserve during the years ended December 31, 2004, 2003 and 2002 was as follows (in thousands):

	Year ended December 31,
	2004	2003	2002
Beginning balance	$419	$402	$293
Amount charged to expense	501	697	729
Deductions	(550)	(680)	(620)

Ending balance	$370	$419	$402

Advertising Costs
We expense advertising costs as they are incurred. During 2004, 2003 and 2002, such costs approximated $2.0 million, $1.3 million, and $1.2 million, respectively.

Research and Development
Research and development expenses primarily relate to the technological development and enhancement of reconstructive and spinal devices, as well as rehabilitation products. Research and development costs are charged to expense as incurred.

Income Taxes
We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for the year in which the differences are expected to be recognized. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that are more likely than not to be realized.

Earnings (Loss) Per Share
Basic earnings (loss) per common share has been computed using the weighted average number of shares of common stock outstanding during the period and excludes any dilutive effects of options, warrants, restricted stock or the conversion of the Series A Preferred Stock. Diluted earnings (loss) per share is computed using the weighted average number of common stock and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive. The number of common share equivalents outstanding is computed using the treasury stock method.

Foreign Currency Translation
Our foreign subsidiaries use the local currency as their functional currency, which is predominately the Euro. Foreign currency assets and liabilities are translated into U.S. dollars using the period-end exchange rate. Revenue and expenses are translated at the weighted average exchange rate during the period. Translation gains and losses are reported in accumulated other comprehensive income. Transaction gains and losses are reported in earnings as realized.

Derivatives and Hedging Activities
We use derivative financial instruments to manage the risk of fluctuations in foreign currency exchange rates and interest rates. We evaluate the amount at risk, risk tolerance, cost of the derivative, and our targeted mix of fixed and floating rates before entering into hedging activities. Generally we use forward contracts to hedge foreign currency cash flows and interest rate swaps to hedge interest expense, both of which are deemed highly effective in hedging fluctuations in the associated rates. Derivatives are recorded on the balance sheet and measured at fair value. Gains and losses that qualify for hedge accounting treatment are reported in accumulated other comprehensive income and are only reported in current income when rate fluctuations of the hedged items are reported. Any ineffective portion of the derivative’s change in fair value is directly recognized in current income. We do not enter into derivative instruments for speculative or trading purposes.

Reclassifications
The consolidated financial statements and accompanying footnotes reflect certain reclassifications, including discontinued operations as described in Note 19. These reclassifications have no effect on previously reported net income (loss).
Fair Value of Financial Instruments
The carrying amounts of our financial instruments, including cash and cash equivalents, investments, accounts receivable and accounts payable, approximate fair values due to their short-term nature. We estimate the fair value of our long-term fixed rate debt based on our current borrowing rate for debt with similar maturities, terms and characteristics. At December 31, 2004 and 2003, the carrying value of our long-term debt approximated fair value.

Acquisitions
On October 4, 2004, we acquired all of the issued and outstanding shares of capital stock of Empi, Inc. (“Empi”), a privately held Minnesota corporation, pursuant to the terms of a merger agreement dated August 8, 2004. The total purchase price was $369.8 million. See Note 13 for additional information regarding the Empi acquisition.

On February 8, 2002, we acquired all of the issued and outstanding shares of capital stock of Chattanooga Group, Inc. We acquired the stock for a total purchase price of $36.8 million. See Note 14 for additional information regarding the Chattanooga Group acquisition.

Stock-based Compensation Plans
We have adopted the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures” as well as those outlined in SFAS No. 123, “Accounting for Stock-Based Compensation”. As permitted by SFAS 148 and SFAS 123, we continue to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock issued to Employees” and related interpretations in accounting for our plans. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant, over the amount an employee must pay to acquire the stock. Stock based awards for non-employees are accounted for under the provisions of SFAS No. 123 and Emerging Issues Task Force Consensus 96-18.

Had compensation cost for all stock option grants been determined based on their fair value at the grant dates, consistent with the method prescribed by SFAS 148 and SFAS 123, our net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts indicated below (in thousands):

		Year Ended December 31,
		2004	2003	2002
Net income (loss)	As reported	$5,527	$(2,517)	$6
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects		(4,231)	(420)	(280)

Net income (loss)	Pro forma	$1,296	$(2,937)	$(274)

Earnings (loss) per share:
Basic:	As reported	$0.12	$(0.12)	$0.00
	Pro forma	$0.03	$(0.14)	$(0.03)
Diluted:	As reported	$0.12	$(0.12)	$0.00
	Pro forma	$0.03	$(0.14)	$(0.03)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2004, 2003 and 2002:

	2004	2003	2002
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	90.4%	86.4%	86.0%
Risk-free interest rate	3.4%	2.7%	4.1%
Expected life	4 years	4 years	4 years

Comprehensive Income
Comprehensive income includes net income and other comprehensive income. Other comprehensive income refers to unrealized gains and losses that are excluded from current earnings and are recorded directly as an adjustment to stockholders’ equity. These gains and losses often fluctuate before being realized, and are often long-term in nature. The Company’s other comprehensive income is comprised of foreign currency translation adjustments and unrealized interest rate hedge gains and losses, net of tax.
Activity in accumulated other comprehensive income during the years ended December 31, 2004, 2003 and 2002 was as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Balance, beginning of year	$—	$—	$—
Foreign currency translation adjustments	4,560	—	—
Unrealized interest rate hedge losses, (net of tax expense of $100)	(170)	—	—

Balance, end of year	$4,390	$—	$—

Recent Accounting Pronouncements
In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20, “Accounting Changes”, and FASB SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. The Statement changes the accounting for, and reporting of, a change in accounting principle. Statement 154 applies to all voluntary changes in accounting principles and changes required by an accounting standard when the standard does not include specific transition provisions. Statement 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors during fiscal years beginning after June 1, 2005. We do not expect the adoption of SFAS No. 154 to have a material impact on our financial condition, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123® amends SFAS No. 123 to require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Compensation expense is to be charged during the vesting period. Pro forma disclosure will no longer be an alternative. On April 14, 2005, the Securities and Exchange Commission delayed the effective date for SFAS No. 123® to the first fiscal year beginning after June 15, 2005. Therefore, this Statement will become effective for us in the first quarter of 2006. We are currently evaluating the impact of the adoption of SFAS No. 123® and the impact it will have on our financial position and results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43 Chapter 4 “Inventory Pricing”, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless of whether they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. We do not expect the adoption of SFAS No. 151 to have a material impact on our financial condition, results of operations or cash flows.

In October 2004, the American Jobs Creation Act of 2004 (the “Act”) was signed into law. Three of the more significant provisions of the Act relate to a one-time opportunity to repatriate foreign earnings at a reduced rate, manufacturing benefits for qualified production activity income and new requirements with respect to deferred compensation plans. We have not yet determined the impact, if any, of this Act on our future results of operations or cash flows.

2. INVESTMENTS

We invest our excess cash in U.S. treasury securities. These are items with readily determinable fair values and original maturities in excess of three months, but less than twelve months. All investments have been classified as held-to-maturity and are carried at amortized cost, which approximates fair value due to the short period of time to maturity. As of December 31, 2004 and 2003 we had investments with fair values and amortized costs of approximately $0 and $35 million, respectively.

3. ACCOUNTS RECEIVABLE

A summary of activity in our accounts receivable reserves for doubtful accounts and sales returns is summarized below (in thousands):

	Year Ended December 31,
	2004	2003	2002
Balance, beginning of year	$440	$213	$116
Provision	2,401	228	83
Write-off charges and recoveries	(106)	(1)	14

Balance, end of year	$2,735	$440	$213

Included in the December 31, 2004 accounts receivable balance is $5,171,000 of U.S. income tax receivables.

4. INVENTORIES

Inventories consist of the following (in thousands):

	December 31,
	2004	2003
Components and raw materials	$12,126	$6,047
Work in process	3,087	2,641
Finished goods	22,676	11,754
Inventory held on consignment	12,725	7,023

	50,614	27,465
Less – inventory reserves	(4,993)	(1,887)

	$45,621	$25,578

As noted above, certain of our inventory is held with our sales agents on consignment.

A summary of the activity in our inventory reserve for slow moving, excess, product obsolescence and valuation is presented below (in thousands):

	Year Ended December 31,
	2004	2003	2002
Balance, beginning of year	$1,887	$2,649	$4,082
Provision charged to cost of sales	4,591	2,374	1,240
Write-offs charged to reserve	(1,485)	(3,136)	(2,673)

Balance, end of year	$4,993	$1,887	$2,649

The write-offs to the reserve were principally related to the disposition of fully reserved inventory.

5. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following (in thousands):

	December 31,
	2004	2003
Land	$1,164	$1,164
Buildings and improvements	6,363	4,088
Equipment	14,625	6,236
Software	7,519	1,393
Furniture and fixtures	3,774	3,348
Surgical implant instrumentation	11,191	10,253

	44,636	26,482
Less — accumulated depreciation and amortization	(18,196)	(15,884)

	$26,440	$10,598

Depreciation and amortization expense relating to property and equipment for the years ended December 31, 2004, 2003 and 2002 was approximately $4,404,000, $2,656,000 and $2,842,000, respectively. Depreciation expense above includes amounts associated with surgical implant instruments that we provide to surgeons, free of charge, for use while implanting our products, is reported as a selling, general and administrative expense and amounted to $1,187,000, $1,289,000 and $1,276,000 in 2004, 2003 and 2002, respectively.

6. GOODWILL AND INTANGIBLE ASSETS

A summary of the activity in goodwill is presented below (in thousands):

	Year Ended December 31,
	2004	2003
Balance, beginning of year	$18,146	$18,146
Adjustment related to resolution of contingencies	(275)	—
Goodwill associated with the acquisition of Empi	262,820	—
Foreign currency translation	5,540	—

Balance, end of year	$286,231	$18,146

During the fourth quarters of 2004, 2003 and 2002, we have reviewed our goodwill and have determined that there has been no impairment of these assets.

Intangibles consisted of the following as of December 31, 2004 (in thousands):

	Gross Carrying	Accumulated
	Amount	Amortization	Intangibles, Net
Amortizable intangible assets:
Technology-based	$10,398	$(1,380)	$9,018
Customer-based	46,613	(2,736)	43,877

	$57,011	$(4,116)	52,895

Unamortizable intangible assets:
Trademarks			31,768
Foreign currency translation			1,826

Total intangible assets			$86,489

Intangibles consisted of the following as of December 31, 2003 (in thousands):

	Gross Carrying	Accumulated
	Amount	Amortization	Intangibles, Net

Amortizable intangible assets:
Technology-based	$2,343	$(869)	$1,474
Customer-based	6,519	(1,684)	4,837

	$8,862	$(2,553)	6,311

Unamortizable intangible assets:
Trademarks			6,420

Total intangible assets			$12,731

Our amortizable assets will continue to be amortized over their useful lives ranging from 1 to 20 years.

Aggregate amortization expense for the years ended December 31, 2004, 2003 and 2002, was $1.6 million, $812,000 and $877,000, respectively.

Our estimated amortization expense for the next five years is as follows (in thousands):

Year Ending December 31,
2005	$4,498
2006 2007 2008 2009	4,234 3,920 3,736 3,519

7. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2004	2003
Accrued wages and related expenses	$7,949	$2,380
Accrued commissions	2,794	1,475
Accrued royalties	515	394
Accrued warranties	370	419
Accrued income taxes	6,673	703
Accrued professional fees	3,456	763
Accrued interest	4,567	56
Accrued sales programs	400	—
Deferred revenue	617	—
Other accrued liabilities	1,388	307

	$28,729	$6,497

8. LONG-TERM DEBT AND LEASES

Long-term debt (including capital lease obligations) consists of the following (in thousands):

December 31,
2004		2003
$180 million senior credit facility to a syndicate of financial institutions; comprised of a five-year $30 million revolving credit facility and a $150 million six-year term loan; collateralized by all U.S. assets of Encore and its subsidiaries and pledge of 66% of stock in foreign subsidiaries of Encore; interest rate at Bank of America’s base rate or the London Interbank Offered Rate (LIBOR), plus an applicable margin determined by, among other things, the ratio of total debt to earnings before interest, taxes, depreciation and amortization (EBITDA); term loan subject to quarterly principal installments; payments beginning March 30, 2005 of a) $1.9 million each of the first 12 quarters, b) $3.8 million each of the next 8 quarters, c) $24.4 million each of the last 4 quarters with the last payment due October 2010;

interest rate of 5.35% at December 31, 2004.	$150,000	$-
$165 million senior subordinated notes payable to institutional investors issued at
99.314% of principal amount; less unamortized discount of $1,108; interest at 9.75%;
interest payable semi-annually on April 1 and October 1 of each year through October
1, 2012; junior and subordinated to the senior credit facility.	163,892	—
4% note payable to a corporation in connection with the acquisition of a technology
license in 2004, payable in varying quarterly installments through March 2009.	250	-
Note payable to a corporation in connection with the acquisition of Rehab Med+Equip by Empi in 2002; 50% payable in each of August 2005 and August 2008; interest at the
higher of 5% or prime.	938	—
European bank loans to finance European working capital; monthly payments through
March 2006, variable interest at 5.25% at December 31, 2004.	93	—
$24 million senior subordinated notes payable to a financial institution; interest at the Citibank, N.A. prime rate plus 2% up to $5 million; interest at 12% when the outstanding balance exceeds $5 million; interest payable monthly; due September
2008; collateralized by a second lien on all assets of Encore; interest rate of 6%
at December 31, 2003.	—	5,000
6.5% unsecured note payable to a former employee in connection with a stock purchase agreement payable in bi-weekly installments of $5 through January 23, 2004.	—	11
8.9% unsecured note payable to individuals in connection with the acquisition of Biodynamic Technologies, Inc. in 1999, payable in varying quarterly installments through March 2005.	208	1,157
Capital lease obligations, collateralized by related equipment.	172	303

	315,553	6,471
Less – current portion	(8,346)	(1,088)

$307,207		$5,383

The market value of our debt approximates the carrying value as of December 31, 2004. This was determined using factors that included recent trade prices on fixed rate notes, prevailing interest rates and the variable rate feature of the senior credit facility.

The debt agreements related to the $180 million senior credit facility and the $165 million senior subordinated notes payable contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could affect the ability to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the applicable agreements. As of December 31, 2004, we are in compliance with all debt covenants and warranties. In addition, these debt agreements restrict our ability to (i) incur additional indebtedness; (ii) issue redeemable equity interests and preferred equity interests; (iii) pay dividends or make distributions, repurchase equity interests or make other restricted payments; (iv) make capital expenditures; (v) create liens; (vi) enter into transactions with our affiliates; (vii) make investments; (viii) sell assets; or (ix) enter into mergers or consolidations.

In September 2003, we repaid in full all principal amounts then outstanding under our $25 million credit facility and our $24 million senior subordinated notes payable in conjunction with the public offering we completed on August 11, 2003. See Note 9 for additional detail regarding this offering. In connection with the repayment, we recorded a charge due to the early repayment of our outstanding debt, totaling $7.7 million. All but approximately $650,000 of this amount represented a non-cash expense for unamortized warrant and debt issue costs.

In connection with the $24 million senior subordinated notes payable, we granted a warrant to purchase up to an aggregate of 2,198,614 shares of our common stock at a purchase price of $0.01 per share. This warrant was originally valued at $6,596,000 and recorded as a reduction of long-term debt. In connection with the repayment of this debt, we expensed the remaining unamortized balance of this warrant during 2003. All of these warrants have been exercised.

On October 4, 2004, all amounts outstanding under our $25 million credit facility (which was $0) and our $24 million senior subordinated notes payable (which was $5 million) were paid in full and those debt agreements were terminated.

On March 1, 2004, we acquired an exclusive license to manufacture and sell products incorporating a patented implant design and mechanism for a total purchase price of $709,000. In connection with this acquisition, we issued a $250,000 note to the holders of the patents. Payments under this note are due in quarterly installments equal to 6% of our net sales of products utilizing this technology. The interest rate under this note will be adjusted annually to equal the New York prime rate. All unpaid principal and interest under this note shall be due March 1, 2009.

In connection with our Empi acquisition, we assumed a note payable by Empi which Empi issued in connection with its acquisition of Rehab Med+Equip in 2002. The note bears interest of the greater of 5% or the prime rate per annum, payable monthly. As of December 31, 2004, the interest rate on the note was 5.25%.

At December 31, 2004, the aggregate amounts of annual principal maturities of long-term debt and capital leases for the next 5 years are as follows (in thousands):

Year Ending December 31,
2005	$8,346
2006 2007 2008 2009	8,147 7,668 15,000 15,000

Leases
We lease building space, manufacturing facilities and equipment under non-cancelable operating lease agreements that expire at various dates. At December 31, 2004, future minimum lease payments are as follows (in thousands):

Operating

Leases
Year Ending December 31,
2005	$2,149
2006	2,017
2007	1,264
2008	1,047
2009 and thereafter	931

$7,408

Rental expense under operating leases totaled approximately $1,219,000, $876,000 and $1,106,000, for the years ended December 31, 2004, 2003 and 2002, respectively.

Leased equipment and furniture and fixtures under capital leases, included in property and equipment in the accompanying consolidated financial statements, are as follows (in thousands):

	December 31,
	2004	2003
Equipment	$292	$269
Furniture and fixtures	—	270
Less – accumulated amortization	(117)	(177)

	$175	$362

9. CAPITAL STOCK

Preferred Stock
Preferred stock may be issued from time to time at the discretion of our Board of Directors (the “Board”) with such designation, rights and preferences as the Board may determine. The preferred stock may have dividend, liquidation, conversion, voting or other rights that may be more expansive than the rights of the holders of the common stock. At December 31, 2004, we have 1,000,000 shares of authorized preferred stock, of which 255,000 shares have been designated Series A Preferred Stock. There are no shares of preferred stock issued or outstanding.

On June 12, 2001, we issued 132,353 shares of Series A Preferred Stock for net proceeds of approximately $12.8 million. The 132,353 shares of Series A Preferred Stock were immediately convertible into 13,235,300 shares of our common stock. On January 24, 2003, 750 shares of Series A Preferred Stock were converted into 75,000 shares of common stock. On August 11, 2003, 131,603 shares of Series A Preferred Stock, representing all of the remaining outstanding shares of our Series A Preferred Stock, were converted into 13,160,300 shares of common stock.

Common Stock
On August 11, 2003 we sold a total of 10,637,500 shares of our common stock at $4.00 per share in a public offering. This offering generated total gross proceeds of approximately $42.6 million. We used the net offering proceeds of approximately $39.0 million to repay $25.9 million indebtedness under our senior subordinated notes payable to CapitalSource Finance LLC, $2.0 million of the term loan debt under our senior credit facility with Bank of America, $10.6 million to repay our outstanding indebtedness under the revolving credit facility which was part of our senior credit facility with Bank of America, and the remainder for general corporate purposes.

On December 17, 2003 we sold 6,000,000 shares of our common stock at $6.25 per share in a public offering. This offering generated total gross proceeds of approximately $37.5 million ($34.5 million net offering proceeds), which was used for working capital and as a portion of the cash purchase price component of the acquisition of Empi.

On October 4, 2004, we issued 8,000,000 shares of our common stock to Empi common stockholders and option holders as a component of the purchase price for Empi. These shares were valued at $35.1 million, based on a $4.39 per share average closing price of Encore’s common stock on the NASDAQ National Market for the period from two days before to two days after the announcement of the Empi acquisition.

Stock Option Plans
We have seven stock option plans. All options granted under the plans are exercisable for common stock in Encore as described below. Non-employee stock compensation expense was approximately $135,000, $155,000 and $265,000 for the years ended December 31, 2004, 2003 and 2002, respectively, which is included in selling, general and administrative expenses on the Consolidated Statements of Operations.

The 1996 Incentive Stock Plan provides for the grant of a variety of equity related awards, including, but not limited to, incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock, to key employees of Encore and its subsidiaries. The 1997 Distributor Advisory Panel Stock Option Plan provides for the grant of stock options to those persons or entities that are our or our subsidiaries sales representatives and distributors of our products. The 1997 Surgeon Advisory Panel Stock Option Plan provides for the grant of stock options to those surgeons who are serving as members of our, or our subsidiaries’, surgeon advisory panel. The 2000 Non-Employee Director Stock Option Plan provides for the grant of options to non-employee directors of Encore. The 2004 Empi Stock Option Plan includes incentive stock options and non-qualified stock options available for grant to employees of Empi, who joined our company as a result of the acquisition of Empi.

In addition, we have two stock option plans under which we are no longer issuing new options but which have outstanding options. The 1993 Distributor Stock Option Plan provided for the grant of stock options to those who were our subsidiaries’ sales representatives and distributors of our products, and the 1993 Surgeon Advisory Panel Stock Option Plan provided for the grant of stock options to those who were serving as members of our subsidiaries’ surgeon advisory panel.

The stock options granted under all of these plans are generally granted at fair value on the date of grant, vest ratably over a predefined period and expire no more than 10 years from the date of grant. At December 31, 2004, we had reserved a total of 7,559,051 shares of common stock for the plans.

During 2004, we accelerated the vesting of certain Company stock options granted to employees under the 1996 Incentive Stock Plan that had a per share option exercise price equal to or greater than $7.28. The minimum $7.28 per share exercise price was greater than the closing price of the Company’s shares on the NASDAQ Stock Market on the effective date of the acceleration. As a result, options to purchase approximately 773,500 shares of the Company’s common stock with varying remaining vesting schedules of between 4 months and 32 months, became immediately exercisable. This acceleration was made considering long-term incentive compensation arrangements. Because the exercise price was above the market price, no expense was recorded at the modification date.

A summary of the activity in our stock option plans is presented below:

	Year Ended December 31,
	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Employee Options
Outstanding, beginning of year	1,170,691	$2.88	1,077,942	$2.45	850,927	$2.31
Granted at market	2,461,000	5.79	280,000	3.13	483,500	3.12
Exercised	(114,155)	2.04	(123,261)	2.49	(115,361)	1.08
Canceled	(73,201)	5.08	(63,990)	3.08	(141,124)	3.82

Outstanding, end of year	3,444,335	5.39	1,170,691	2.88	1,077,942	2.45

Options exercisable at year end	1,590,342		646,429		572,992
Weighted-average fair value of options granted during the year		$5.77		$2.68		$3.12
Other Than Employee Options
Outstanding, beginning of year	728,212	$3.58	863,485	$3.75	737,407	$3.58
Granted at market	79,000	6.97	20,000	3.00	199,513	4.42
Exercised	(268,637)	3.45	(16,436)	3.37	(53,302)	1.13
Canceled	(34,645)	4.55	(138,837)	3.15	(20,133)	4.33

Outstanding, end of year	503,930	3.89	728,212	3.58	863,485	3.75

Options exercisable at year end	503,930		703,212		758,485
Weighted-average fair value of options granted during the year		$7.13		$2.56		$4.41

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted-
		Average
		Remaining	Weighted-		Weighted-
Range of		Contractual	Average		Average
Exercise Prices	Number	Life	Price	Number	Price
		(Years)
$1.19 to $1.90	220,500	5.53	$1.55	220,500	$1.55

$2.00 to $3.95	1,461,210	7.28	3.29	730,217	2.96

$4.05 to $4.83	342,085	6.95	4.41	165,085	4.43

$5.19 to $6.48	1,001,470	8.47	5.27	150,470	5.73

$7.28 to $8.66	_923,000	8.98	7.74	_828,000	7.79

	3,948,265			2,094,272

Warrants
On February 8, 2002, in connection with the financing for the acquisition of Chattanooga Group, Inc., we issued a warrant to CapitalSource Holdings LLC, giving it the right to acquire for a period of five years up to 2,198,614 shares of our common stock. On August 14, 2003, we exercised our right to prepay $6 million of the principal amount of senior subordinated notes. Because we exercised this right, CapitalSource conveyed, to Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P., who collectively own approximately 20% of our outstanding stock (the “Galen Entities”), warrants to purchase 549,653 shares of our common stock. On October 20, 2003, CapitalSource exercised all of its remaining warrants for 1,648,961 shares of common stock. On October 2, 2004, the Galen Entities exercised all of its warrants for 549,653 shares of common stock. Therefore, at December 31, 2004 there were no warrants outstanding.

Issuance of Common Stock for Recourse Notes Payable
In June 2001, the Company sold approximately 1.2 million shares of common stock at $1.02 per share to certain executives of the Company. In exchange for the common stock, the Company accepted promissory notes from the employees totaling $1,187,000, which bear interest at 8% per annum. The promissory notes were initially collateralized by the 1.2 million shares of common stock and are full recourse to the assets of the executives. The notes have been recorded as a component of stockholders’ equity in the consolidated balance sheet. In 2004 and 2003, we received $152,000 and $64,000, respectively, in note payments from former employees. During 2002, 22,222 shares of common stock were repurchased by the Company at a price of $1.02 per share pursuant to the restricted stock agreements and the related promissory notes were reduced accordingly. As of December 31, 2004, $239,000 of the promissory notes had been repaid and 234,314 shares of common stock had been released from collateral.

10. SEGMENT AND GEOGRAPHIC INFORMATION

We have two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Our reportable segments are business units that offer different products that are managed separately because each business requires different manufacturing and marketing strategies. The Surgical Implant Division sells reconstructive products including knee, hip, shoulder and spinal implants. The Orthopedic Rehabilitation Division offers non-invasive medical products that are used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone, and to protect against further injury; electrotherapy devices and accessories used to treat pain and restore muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

Information regarding business segments is as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Net sales:
Surgical Implant Division	$43,557	$35,497	$31,889
Orthopedic Rehabilitation Division	104,524	57,532	46,145

Consolidated net sales	$148,081	$93,029	$78,034

Gross margin:
Surgical Implant Division	$29,988	$24,848	$21,998
Orthopedic Rehabilitation Division	52,151	23,918	18,650

Consolidated gross margin	$82,139	$48,766	$40,648

We allocate resources and evaluate the performance of our segments based on gross margin and therefore have not disclosed certain other items, such as interest, depreciation and income taxes as permitted by SFAS 131. The accounting policies of the reportable segments are the same as those described in Note 1 to the consolidated financial statements. We do not allocate assets to reportable segments because certain of our property and equipment are shared by all of our segments.

Geographic Area
We have added a European-based operation in 2004 through the acquisition of Empi on October 4, 2004. Prior to 2004, our international sales were primarily to a few foreign distributors, of which no one distributor accounted for at least 10% of our total net sales during such periods.

Following are our net sales by geographic area (in thousands):

	Year Ended December 31,
	2004	2003	2002
Net sales:
United States	$124,416	$80,975	$69,953
Europe, Middle East, & Africa	15,621	4,005	2,548
Asia Pacific	4,873	5,477	4,429
Other	3,171	2,572	1,104

	$148,081	$93,029	$78,034

Following are our property and equipment and depreciation expense by geographic area (in thousands):

	Property and Equipment		Depreciation Expense
	December 31,		Year Ended December 31,
	2004	2003	2004	2003	2002
North America	$18,716	$10,598	$3,653	$2,656	$2,842
Europe	7,724	—	751	—	—

	$26,440	$10,598	$4,404	$2,656	$2,842

11. INCOME TAXES

The income tax provision (benefit) consists of the following (in thousands):

	Year Ended December 31,
	2004		2003	2002
Current income taxes:
U.S. Federal and State	$4,318		$664	$1,286
Foreign	529		—	—
Deferred income taxes:
U.S. Federal and State	(1,518)		(1,172)	(577)
Foreign	—	(50)	—	—

	$3,279		$(508)	$709

The difference between the tax expense (benefit) derived by applying the Federal statutory income tax rate of 35% in 2004 and 34% in 2003 and 2002, to net income (loss) and the expense (benefit) recognized in the consolidated financial statements is as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Expense (benefit) derived by applying the Federal statutory income tax rate to income (loss) before income taxes	$2,976	$(774)	$464
Add (deduct) the effect of:
State tax provision (benefit), net	253	(68)	(52)
State tax rate increase	—	212	—
Permanent differences and other, net	50	122	297

	$3,279	$(508)	$709

The components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31,
	2004	2003
Current deferred tax assets (liabilities):
Contribution carryforward	$251	$103
Inventory	2,485	884
Receivables	4,778	341
Accrued compensation	670	408
Other	_280	323

Gross current deferred tax assets	8,464	2,059
Non-current deferred tax assets (liabilities):
Property and equipment	(1,793)	(820)
Intangible assets	(31,607)	(4,622)
Net operating loss carryforwards	880	—
Foreign currency translation	(2,761)	—
Contribution carryforward	—	568
Other	___270	(307)

Gross non-current deferred tax liabilities	(35,011)	(5,181)

Net deferred tax liabilities	$(26,547)	$(3,122)

In connection with our acquisitions of Empi in 2004 and Chattanooga in 2002 (see Notes 13 and 14), we assumed net deferred tax liabilities of approximately $25.2 million and $4.6 million, respectively, which consisted principally of the differences for book and tax purposes of the acquired intangible assets.

At December 31, 2004 we maintain approximately $8.4 million in state net operating loss carryforwards, which expire over a period of 5 to 20 years. Our European net operating loss carryforwards of approximately $4.3 million generally are not subject to expiration dates, unless the Company triggers certain events. We also maintain a charitable contribution carryforward of approximately $717,000, which expires in 2007.

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon us attaining future taxable income during the periods in which those temporary differences become deductible. Based upon management’s projections of future taxable income and the periods and manner in which our deferred tax assets will be available, management estimates that it is more likely than not that all of our deferred tax assets will be available to offset future taxable income. As such, no valuation allowance has been provided against the deferred tax asset balance at December 31, 2004 and 2003.

12. EARNINGS PER SHARE

Following is a reconciliation of the basic and diluted per share computations (in thousands except per share data):

	Year Ended December 31,
	2004	2003	2002
Net income (loss) from continuing operations	$5,128	$(1,769)	$655
Net income (loss) from discontinued operations	399	(748)	(649)

Net income	$5,527	$(2,517)	$6

Shares used in computing basic earnings per share	44,936	20,848	10,429
Common stock equivalents	1,345	—	2,813
Preferred stock	—	—	13,235

Shares used in computing diluted earnings per share	46,281	20,848	26,477

Earnings per share — basic:
Net income (loss) from continuing operations	$0.11	$(0.08)	$0.06
Net income (loss) from discontinued operations	0.01	(0.04)	(0.06)

Net income	$0.12	$(0.12)	$0.00

Earnings per share – diluted:
Net income (loss) from continuing operations	$0.11	$(0.08)	$0.02
Net income (loss) from discontinued operations	0.01	(0.04)	(0.02)

Net income	$0.12	$(0.12)	$0.00

Because we incurred a net loss for the year ended December 31, 2003, 11,586,456 common stock equivalents were not included in the computation of diluted earnings per share because the inclusion of such would be anti-dilutive. For the years ended December 31, 2004 and 2002 the effect of 911,700 and 5,908,906 common stock equivalents, respectively, were excluded as anti-dilutive.

13. ACQUISITION OF EMPI, INC.

On October 4, 2004, we acquired Empi, a privately held Minnesota corporation. We believe with this acquisition, the combined company creates the first orthopedic product company that provides a comprehensive continuum of products for the needs of orthopedic surgical and rehabilitative patients. The total purchase price of approximately $369.8 million was comprised of approximately $172.8 million payable to the Empi common stockholders and option holders in cash, along with eight million shares of our common stock, plus the repayment of approximately $154.9 million of outstanding Empi debt plus $7.0 million in purchase costs. Empi became a wholly owned subsidiary of Encore Medical IHC, Inc., a direct subsidiary of Encore Medical Corporation; pursuant to the terms of a merger agreement dated August 8, 2004. We funded the merger, which we refer to as the Empi acquisition, with proceeds from the offering of $165 million of senior subordinated notes, from borrowings under a new $180 million senior credit facility (see Note 8) and from available cash. These proceeds and borrowings were also used to repay substantially all of Encore’s and Empi’s existing debt and to pay all the related fees and expenses of the Empi acquisition.

The fair value of the Encore common stock issued of $35.1 million was determined as $4.39 per share based upon the average closing price of Encore’s common stock on the NASDAQ National Market for the period from two days before to two days after the announcement of the Empi acquisition.
The cash portion of the acquisition consideration is subject to adjustment based upon an audited balance sheet as of the closing date. The parties have paid into an escrow account $5 million of the cash portion of the acquisition consideration to fund any downward post-closing adjustments. The eight million shares of Encore’s common stock representing the stock portion of the consideration paid to Empi stockholders are being held in escrow for up to one year after closing to secure indemnification claims that may be asserted by us.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and identifiable intangible assets and the assumed liabilities of Empi based upon their estimated fair values as of the date of the merger. The following represents the allocation of the aggregate purchase price as of October 4, 2004. For certain of the assets acquired (inventory, fixed assets, intangible assets) fair value was estimated based upon third party appraisals. For the remaining assets and liabilities, book value was deemed to approximate fair value due to the nature of the assets and liabilities. The following valuations are preliminary and are subject to change (in thousands):

Current assets	$78,785
Tangible and other non-current assets	14,627
Liabilities assumed	(58,891)
Identifiable intangible assets	72,421
Goodwill	262,820

$369,762

It is anticipated that a closing tax benefit was generated upon completion of the Empi acquisition. We shall file for the related refunds and, as additional Empi acquisition consideration, shall pay to the stockholders of Empi, on a pro rata basis, the lesser of $6 million or the full amount of any such granted refunded taxes. This contingent consideration has not been included within the estimate of the purchase price. Upon resolution of the contingency, any additional amounts paid to the Empi stockholders would increase goodwill accordingly.
The acquired intangible assets consist of the following, and are being amortized over their estimated economic life, where applicable, using the straight-line method (in thousands):

Asset Class	Fair Value	Wtd. Avg. Useful Life
Technology-based	$6,979	9 years
Marketing-based	4,345	5 years
Customer-based	35,749	20 years
Trademarks	25,348	Indefinite
Goodwill	262,820	N/A

	$335,241

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed, and is not tax deductible.

The results of Empi have been included within the consolidated statement of operations since the date of acquisition, October 4, 2004.

The following pro forma information presents results of operations of Encore as if the acquisition of Empi occurred as of January 1 of the respective year. Although prepared on a basis consistent with Encore’s consolidated financial statements, these unaudited pro forma results do not purport to be indicative of the actual results of operations of the combined companies which would have been achieved had these events occurred at the beginning of the periods presented nor are they indicative of future results (in thousands except per share data):

	Year Ended December 31,
	2004	2003
	(unaudited)
Net sales	$280,759	$256,428
Income (loss) before income taxes	4,621	(3,598)
Net income (loss)	2,628	(2,843)
Basic earnings (loss) per share	$0.05	$(0.10)
Shares used in computing basic earnings (loss) per share	50,936	28,848
Diluted earnings (loss) per share	$0.05	$(0.10)
Shares used in computing diluted earnings (loss) per share	52,281	28,848

14. ACQUISITION OF CHATTANOOGA GROUP, INC.

On February 8, 2002, we acquired all of the issued and outstanding shares of capital stock of Chattanooga Group, Inc. (“Chattanooga”) pursuant to a Stock Purchase Agreement for a cash purchase price of $35.1 million. In order to finance this acquisition, we entered into a credit agreement with Bank of America, N.A. for maximum borrowings up to $30 million and a note agreement with CapitalSource Finance LLC for $24 million.

The total purchase price paid for Chattanooga approximating $36.8 million, included cash payments of $35.1 million and acquisition costs of $1.7 million, and was allocated as follows based upon the fair value of the assets acquired and liabilities assumed (in thousands):

Current assets	$19,092
Tangible and other non current assets	5,871
Liabilities assumed	(16,431)
Identifiable intangible assets	13,520
Goodwill	14,724

$36,776

None of the acquired goodwill is tax deductible. The acquired intangible assets consist of the following, and are being amortized over their estimated economic life, where applicable (in thousands):

	Fair	Wtd. Avg.
Asset Class	Value	Useful Life
Technology-based	$1,830	12 years
Customer-based	5,270	20 years
Trademarks	6,420	Indefinite
Goodwill	14,724	N/A

	$28,244

In connection with this acquisition and financing, we repaid the outstanding balances of certain Chattanooga debt totaling approximately $5 million. We also repaid all amounts outstanding under our then current revolving credit facility, which approximated $6.6 million, with proceeds from a similar revolving credit facility as part of the Bank of America Credit Agreement.

15. DERIVATIVE INSTRUMENTS

We make use of debt financing as a source of funds and are therefore exposed to interest rate fluctuation in the normal course of our business. We operate internationally and are therefore exposed to foreign currency exchange rate fluctuations in the normal course of our business. As part of our risk management strategy, we use derivative instruments to hedge portions of our exposure. Before acquiring a derivative instrument to hedge a specific risk, potential natural hedges are evaluated. Derivative instruments are only utilized to manage underlying exposures that arise from our business operations and are not used for speculative purposes. Factors considered in the decision to hedge an underlying market exposure include the materiality of the risk, the volatility of the market, the duration of the hedge, and the availability, effectiveness and cost of derivative instruments.

Our $180 million credit facility is subject to a floating interest rate. We manage the risk of unfavorable movements in interest rates by hedging a portion of the outstanding loan balance. Interest rate swap agreements were entered into in which we pay fixed rate interest on a predetermined amount and receive floating rate interest in return. This reduces the effect of rising interest rates, thereby making interest expense more predictable. As of December 31, 2004, we had two agreements in place, each for a notional amount of $25 million, expiring in 2006 and 2007, respectively. Under these agreements we pay a fixed rate of 3.64% and receive a variable rate equal to the current one month Eurodollar rate.

The fair value of derivative financial instruments recorded on the balance sheet as of December 31, 2004 was $269,000 and is recorded in other non-current liabilities. Derivative losses on our interest rate swap agreements of $71,000, on a pre-tax basis, were included in interest expense in fiscal year 2004. If short-term interest rates were to remain at the December 31, 2004 levels, we estimate that $110,000 of pre-tax derivative losses deferred in accumulated other comprehensive income will be reclassified into earnings within the next fiscal year ending December 31, 2005. Derivative gains and losses that qualify as accounting hedges are reported as accumulated other comprehensive income (loss) net of tax, until such time as they are reported along with the hedged item.

By the nature of our international operations, we are exposed to fluctuation in foreign currency rates. We manage potential negative effects of exchange rate fluctuations by entering into hedging transactions in the form of forward exchange contracts, options or similar agreements. These transactions historically have not qualified as accounting hedges, and accordingly, the gains and losses from these derivatives are recorded in results of operations as they occur. Our U.S. operations are subject to risk associated with international currency exchange rates on purchases of inventory from a small number of suppliers. Our German subsidiary, whose functional currency is Euros, is billed for certain inventory in U.S. Dollars. Our German subsidiary utilizes international currency derivatives to limit their risk to currency fluctuations. These derivatives are in the form of forward currency contracts used to manage currency fluctuation on purchases of inventory that is denominated in U.S. Dollars. There were no derivatives in place prior to 2004.

16. UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA

	Three Months Ended
	Apr 3,	Jul 3,	Oct 2,	Dec 31,
	2004	2004	2004	2004
	(in thousands, except per share data)
Net sales	$27,103	$25,773	$26,801	$68,404
Gross margin	14,557	13,773	14,492	39,317
Income from continuing operations	2,443	2,610	1,710	7,804
Net income	1,553	1,658	1,282	1,034
Earnings per share – basic	$0.04	$0.04	$0.03	$0.02
Earnings per share – diluted	$0.04	$0.04	$0.03	$0.02
Weighted average number of common shares outstanding:
Basic	42,723	42,875	42,916	51,140
Diluted	44,334	44,261	44,035	52,179

The three months ended December 31, 2004 include the results of Empi, which was acquired on October 4, 2004. See Note 13 for additional information.

	Three Months Ended
	Mar 29,	Jun 28,	Sep 27,	Dec 31,
	2003	2003	2003	2003
	(in thousands, except per share data)
Net sales	$22,958	$23,006	$23,157	$23,908
Gross margin	11,753	11,903	12,249	12,861
Income from continuing operations	2,170	2,530	2,432	2,812
Net income (loss)	42	171	(4,717)	1,987
Earnings (loss) per share – basic	$0.00	$0.02	$(0.20)	$0.05
Earnings (loss) per share – diluted	$0.00	$0.01	$(0.20)	$0.05
Weighted average number of common shares outstanding:
Basic	10,668	10,792	23,098	37,198
Diluted	26,663	26,696	23,098	40,539

17. RELATED PARTY TRANSACTIONS

During the first quarter of 2004, in accordance with Section 16(b) of the Securities Exchange Act of 1934, we received $288 from a greater than 10% stockholder and its affiliates, which represented a “short-swing profit” under Section 16 of the Exchange Act. The funds were earned when shares of our stock were sold by this stockholder and its affiliates in our December 2003 public offering, which was within six months of the date the stockholders received warrants to acquire shares of our stock. The amounts received were recorded as an increase to additional paid-in capital.

On October 4, 2004, we paid Galen Advisors LLC, an affiliate of the Galen Entities, $1 million as a consulting fee in connection with our acquisition of Empi. This payment resulted from a consulting agreement with Galen Advisors LLC, which we entered into in November 2003. Under the terms of this agreement, Galen Advisors LLC assisted us in identifying, negotiating and consummating strategic acquisitions. We agreed to pay a fee of $1 million for these services immediately following the closing, if any, of one or more merger or acquisition transactions with a purchase price equal to or in excess of $25 million in the aggregate. This consulting agreement terminated upon the payment of this fee. The fee was recorded as a component of the Empi acquisition costs.
During 2002, we paid Galen Associates $200,000 (paid with 63,492,000 shares of common stock based on a fair market value of $3.15) under a Financial Advisory Agreement for various consulting services provided to the Company in connection with the acquisition of Chattanooga Group, Inc.

18. LEGAL PROCEEDINGS

In October 2004, we reached a settlement of an outstanding patent litigation matter. The settlement included us entering into a product license agreement with the plaintiff and paying certain past royalties involving a portion of our hip implant product line. The initial payment under the product license agreement was $750,000, which included amounts related to the past royalties, as well as settlement cost. We recorded the entire amount in selling, general and administrative expenses during the third quarter of 2004.

We are the subject of a Department of Commerce (“DOC”) investigation of Chattanooga’s export practices with respect to unlawfully trading with an embargoed country, and unlawfully preparing export documentation. The DOC investigation commenced prior to our February 2002 acquisition of Chattanooga. As of December 31, 2004, $140,000 remained from what was accrued as a liability for this matter on the Chattanooga financial statements as of the date of the acquisition. To the extent we incur monetary fines, costs and legal expenses related to the DOC investigation, the sellers from whom we purchased the capital stock of Chattanooga have agreed to indemnify us and to pay all reasonable costs, expenses, settlements and fines in excess of the $140,000 up to a maximum of $5.0 million. With respect to the legal expenses, the sellers are only obligated to indemnify and reimburse us for the legal expenses of the law firm currently handling the investigation or any other law firm of their choice. If upon final determination or settlement of the DOC investigation we ultimately incur total expenses or fines in an amount less than the approximately $140,000 accrual, we shall owe the sellers the remainder of the accrual. The DOC also may revoke our export licenses or otherwise restrict our ability to export our products.

19. DISCONTINUED OPERATIONS

We account for our discontinued operations under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, we classified results of operations and the related charges for discontinued operations as “Income from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations. We reclassified assets and liabilities of the discontinued operations and reflected them on the accompanying Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations.” For comparative purposes, we restated all prior periods presented to reflect the reclassifications on a consistent basis.

On August 8, 2005, we completed the sale of our orthopedic soft goods product line to dj Orthopedics, LLC (“dj”). The assets, previously included in our Orthopedic Rehabilitation Division, that were sold under the asset purchase and sale agreement included bracing, splinting and patient safety products, for which we received a cash payment of $9.5 million. Under the terms of our current credit facility, we made a $7.1 million principal payment using the net cash proceeds from the sale to dj of the pledged assets which formerly constituted our orthopedic soft goods product line.

Discontinued operations are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Revenue	$15,457	$15,030	$17,457
Income (loss) from operations	1,129	(729)	(532)
Income before income taxes from discontinued operations	649	(1,206)	(1,046)
Income tax expense (benefit)	250	(458)	(397)

Assets and liabilities of the discontinued operations are as follows (in thousands):

	December 31,
	2004	2003
Current assets	$5,713	$6,253
Property and equipment, net	446	662
Other non-current assets	1,208	1,364
Current liabilities	(563)	(1,008)

Net assets	$6,804	$7,271

In connection with the asset purchase and sale agreement, we agreed to provide transition services for a 60-day period at agreed upon rates. As of December 31, 2004, current assets are primarily composed of accounts receivable and inventory, and current liabilities are primarily composed of inventory purchases in accounts payable.

20. COMMITMENTS AND CONTINGENCIES

As of December 31, 2004, we had entered into purchase commitments for inventory, capital acquisitions and other services totaling approximately $41.9 million in the ordinary course of business. In addition to these items, we have promised to purchase from our third party supplier in Mexico who supplies the labor component necessary to assemble and finish our soft goods products a minimum of $506,000 in labor per year through June 30, 2006. We are also obligated to purchase $5.7 annually from Medireha GmbH, which is 50% owned by us, through June 30, 2007 under a distribution agreement granting us exclusive rights to the distribution of products that Medireha manufactures.

The following table summarizes our contractual obligations associated with our purchase obligations for the next five years (in thousands):

Year Ending December 31,
2005	$36,885
2006	8,614

2007	5,409

2008	2,576

2009	2,576

The manufacturing and marketing of orthopedic medical products entails risk of product liability. From time to time, we have been, and currently we are, subject to product liability claims and litigation. In the future, we may again be subject to additional product liability claims, which could have a negative impact on our business. We currently carry product liability insurance subject to self-insurance deductible amounts. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, our business could suffer materially and cause our stock price to fall. In addition, as a result of a product liability claim, we may have to recall some of our products, which could result in significant costs to us and cause our stock price to fall.

21. EMPLOYEE BENEFIT PLANS

We have a qualified defined contribution plan, which allows for voluntary pre-tax contributions by employees. We pay all general and administrative expenses of the plan and may make contributions to the plan. We made matching contributions of approximately $698,000, $389,000 and $354,000 to the plan in 2004, 2003 and 2002, respectively, based on 50% of the first 6% of employee contributions. We also provide certain medical expense coverage to certain former executives. At December 31, 2004, we had $438 recorded for estimated liabilities related to these post retirement benefits.

22. GUARANTOR / NON-GUARANTOR COMPANIES OF THE 93/4% SENIOR SUBORDINATED

NOTES DUE 2012

Under the terms of our 93/4% senior subordinated notes due 2012, Encore Medical Corporation and our U.S. subsidiaries guarantee the notes. Our foreign subsidiaries do not guarantee the notes. The subsidiary issuer and each subsidiary guarantor is 100% owned by the parent company. All guarantees are full and unconditional, and are also joint and several among the guarantor companies. The indenture related to our notes impose certain restrictions including, among other things, limits on our ability and that of our subsidiaries to:

• • • • • • • • • •	incur or guarantee additional indebtedness or issue preferred stock;
 pay dividends or make other distributions;
 repurchase our stock;
 make investments;
 sell or otherwise dispose of assets, including capital stock of subsidiaries;
 create liens;
 prepay, redeem or repurchase debt;
 enter into agreements restricting our subsidiaries’ ability to pay dividends;
 enter into transactions with affiliates; and
consolidate, merge or sell all of our assets.

The following condensed consolidating schedules present condensed financial information of our guarantors and our subsidiaries that are nonguarantors as of and for the periods presented below.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Balance Sheet
As of December 31, 2004
(in thousands)

	Encore	Encore
	Medical	Medical	Other	Non-	Elim-
	Corporation	IHC, Inc.	Guarantors	guarantors	inations	Consolidated
Assets

Current assets:
Cash and cash equivalents	$739	$—	$15,223	$3,927	$—	$19,889
Accounts receivable, net	—	—	49,814	7,038	—	56,852
Inventories, net	—	—	43,234	2,573	(186)	45,621
Deferred tax asset	—	—	8,464	—	—	8,464
Prepaid expenses and other current assets	7	—	2,130	452	—	2,589
Assets of discontinued operations	—	—	7,367	—	—	7,367

Total current assets	746	—	126,232	13,990	(186)	140,782
Property and equipment, net	—	—	18,716	7,724	—	26,440
Goodwill	—	—	225,637	60,594	—	286,231
Intangible assets, net	—	—	66,512	19,977	—	86,489
Investment in subsidiaries	49,299	393,096	73,292	—	(515,687)	—
Intercompany receivable	111,300	—	—	—	(111,300)	—
Other assets	—	11,527	557	113	—	12,197

Total assets	$161,345	$404,623	$510,946	$102,398	$(627,173)	$552,139

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$—	$7,500	$805	$41	$—	$8,346
Accounts payable	—	—	8,538	1,740	—	10,278
Accrued expenses	—	4,484	17,959	6,356	(70)	28,729
Liabilities of discontinued operations	—	—	563	—	—	563

Total current liabilities	—	11,984	27,865	8,137	(70)	47,916
Long-term debt, net of current portion	—	306,392	763	52	—	307,207
Deferred tax liability	—	—	33,373	1,638	—	35,011
Intercompany payable	—	39,200	58,951	13,149	(111,300)	—
Other non-current liabilities	—	269	598	—	—	867

Total liabilities	—	357,845	121,550	22,976	(111,370)	391,001
Minority interests	—	—	—	821	—	821
Stockholders’ equity	161,345	46,778	389,396	78,601	(515,803)	160,317

Total liabilities, minority interests and stockholders’ equity	$161,345	$404,623	$510,946	$102,398	$(627,173)	$552,139

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Operations
Year Ended December 31, 2004
(in thousands)

	Encore	Encore
	Medical	Medical	Other	Non-	Elim-
	Corporation	IHC, Inc.	Guarantors	guarantors	inations	Consolidated
Net sales	$—	$—	$138,779	$11,372	$(2,070)	$148,081
Cost of sales	—	—	61,957	5,869	(1,884)	65,942

Gross margin	—	—	76,822	5,503	(186)	82,139

Operating expenses:
Selling, general and administrative	3	—	56,580	3,713	—	60,296
Research and development	—	—	6,974	302	—	7,276

Income from continuing operations	(3)	—	13,268	1,488	(186)	14,567

Other income (expense):
Interest income	240	—	189	—	—	429
Interest expense	—	(6,402)	(491)	(175)	—	(7,068)
Other income (expense), net	10,709	10,500	103	16	(20,754)	574

Income from continuing operations before income taxes and minority interests	10,946	4,098	13,069	1,329	(20,940)	8,502
Provision for income taxes	—	—	2,860	489	(70)	3,279
Minority interests	—	—	—	95	—	95

Net income from continuing operations	10,946	4,098	10,209	745	(20,870)	5,128

Discontinued operations:
Income from discontinued operations	—	—	399	—	—	399

Net income	$10,946	$4,098	$10,608	$745	$(20,870)	$5,527

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2004
(in thousands)

	Encore	Encore
	Medical	Medical	Other	Non	Elim-
	Corporation	IHC, Inc.	Guarantors	guarantors	inations	Consolidated

OPERATING ACTIVITIES:
Net income	$10,946	$4,098	$10,608	$745	$(20,870)	$5,527

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	—	—	3,692	712	—	4,404
Amortization of intangibles	—	—	1,623	—	—	1,623
Amortization of debt issuance costs	—	565	143	—	—	708
Non-cash interest expense	—	24	—	—	—	24
Stock-based compensation	—	—	135	—	—	135
Tax benefit associated with stock options	377	—	—	—	—	377
Deferred income taxes	—	—	(1,518)	(50)	—	(1,568)
Loss on disposal of assets	—	—	368	—	—	368
Provision for bad debt expense and sales returns	—	—	2,551	(150)	—	2,401
Inventory reserves	—	—	4,591	—	—	4,591
Minority interest	—	—	—	95	—	95
Net effect of discontinued operations	—	—	538	—	—	538

Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	—	—	(8,699)	(285)	—	(8,984)
Inventories	—	—	(9,828)	522	—	(9,306)
Prepaid expenses, other assets and liabilities	(4)	—	47	62	—	105
Accounts payable and accrued expenses	2	4,460	(4,277)	(929)	—	(744)

Net cash provided by (used in) operating activities	11,321	9,147	(26)	722	(20,870)	294

INVESTING ACTIVITIES:
Acquisition of businesses	(254,662)	(85,474)	—	—	23,299	(316,837)
Investment in subsidiaries	(10,708)	—	—	—	10,708	—
Acquisition of intangibles	—	—	(826)	—	—	(826)
Purchases of property and equipment	—	—	(5,594)	(158)	—	(5,752)
Proceeds from sale of assets	—	—	177	—	—	177
Maturity of held-to-maturity investments	35,013	—	—	—	—	35,013
Net effect of discontinued operations	—	—	(66)	—	—	(66)

Net cash (used in) provided by investing activities	(230,357)	(85,474)	(6,309)	(158)	34,007	(288,291)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,303	42,850	—	—	(43,145)	1,008
Proceeds from notes received for sale of common stock	152	—	—	—	—	152
Proceeds from short-swing profit	288	—	—	—	—	288
Intercompany	214,221	(268,632)	24,524	(121)	30,008	—
Proceeds from long-term obligations	—	313,892	—	—	—	313,892
Payments on long-term obligations	—	—	(6,092)	(17)	—	(6,109)
Payment of debt issuance costs	—	(11,783)	—	—	—	(11,783)

Net cash provided by (used in) financing activities	215,964	76,327	18,432	(138)	(13,137)	297,448
Effect of exchange rate changes on cash and cash equivalents	—	—	—	364	—	364

Net increase (decrease) in cash and cash equivalents	(3,072)	—	12,097	790	—	9,815
Cash and cash equivalents at beginning of year	3,811	—	3,127	3,136	—	10,074

Cash and cash equivalents at end of year	$739	$—	$15,224	$3,926	$—	$19,889

Consolidating financial statements prior to October 4, 2004 do not provide additional meaningful information to that which is presented in the consolidated financial statements. The issuer (Encore Medical IHC Inc.) did not exist and the nonguarantor companies were not owned by Encore prior to that date. As a result, we have omitted this information.

23. SUBSEQUENT EVENTS

On November 11, 2005, we entered into a merger agreement with Compex Technologies, Inc (“Compex”). At the effective time of the Merger, we will acquire all of the outstanding stock of Compex in a stock-for-stock merger. Under the terms of the agreement, Encore will issue to Compex’s shareholders approximately 17.7 million shares of Encore’s common stock (estimated based upon the number of shares of Compex common stock outstanding at September 30, 2005 and an assumed exchange ratio of 1.40056) in exchange for all of the outstanding capital stock of Compex, and Encore will assume approximately $15 million of Compex debt. The merger, which has been approved unanimously by the boards of directors of both companies, is subject to the satisfaction of a number of customary closing conditions and is also subject to the approval of the Compex and Encore shareholders. Immediately following the merger, Encore’s existing stockholders will own approximately 74.6% of the combined company and Compex’s existing shareholders will own approximately 25.4%.

On August 8, 2005, we completed the sale of our soft goods product line to dj Orthopedics, LLC (“dj”). The assets, previously included in our Orthopedic Rehabilitation Division, that were sold under the asset purchase and sale agreement included bracing, splinting and patient safety products, for which we received a cash payment of $9.5 million. Under the terms of our current credit facility, we made a $7.1 million principal payment using the net cash proceeds from the sale to dj of the pledged assets which formerly constituted our soft goods product line.

In August 2005, we settled with the DOC with respect to its investigation of Chattanooga’s export practices with respect to unlawfully trading with an embargoed country, and unlawfully preparing export documentation. In full satisfaction of the DOC’s claims, we paid a fine of $101,000. The expense had been previously accrued.

On February 3, 2005 we announced that we had entered into a definitive agreement to acquire substantially all of the assets of Osteoimplant Technology, Inc., which included a complete line of spinal implant products and several knee and hip implant designs. We closed this transaction on February 22, 2005. We borrowed funds from our existing line of credit to finance the $14.5 million cash purchase price, with potential future milestone payments of $1.5 million based upon the performance of the acquired company.

PART IV

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

			Allowance for
	Allowance for	Allowance	Rebates,
	Doubtful	for Sales	Discounts and
Year ended December 31,	Accounts	Returns	Other Allowances
2002
Balance, beginning of year	$116	$—	$—
Provision	83	—	—
Write-off charges and recoveries	14	—	—

Balance, end of year	$213	$—	$—
2003
Balance, beginning of year	$213	$—	$—
Provision	103	125	22
Write-off charges and recoveries	(1)	—	—

Balance, end of year	$315	$125	$22
2004
Balance, beginning of year	$315	$125	$22
Provision	2,382	19	7,902
Write-off charges and recoveries	(106)	—	802

Balance, end of year	$2,591	$144	$8,726